Transcript: OCC –Q2 2024 Earnings Conference Call – 6/10/24 11:00 AM EST	Exhibit 99.2

Corporate Speakers:

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy Smith Optical Cable Corporation - SVP & CFO

PRESENTATION

Operator

Good morning. (Operator Instructions) At this time I would like to welcome you to Optical Cable Corporation's second quarter of fiscal year 2024 earnings conference call. (Operator Instructions)

Mr. Hoffman, you may begin your conference.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Good morning and thank you for joining us for Optical Cable Corporation's second quarter of fiscal year 2024 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer. Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release.

These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today’s call. With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Spencer, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2024 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session.

However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

I'm proud of the OCC team, which has continued to execute and solidify OCC's position as a leader in our industry despite the macroeconomic pressures that OCC and other industry participants continue to face.

Transcript: OCC –Q2 2024 Earnings Conference Call – 6/10/24 11:00 AM EST	Exhibit 99.2

We believe we delivered solid results in this environment. And while our results were down year-over-year, when comparing the second quarter of fiscal 2024 to fiscal 2023 as well as the first half of fiscal 2024 to the first half of fiscal 2023, we are facing a tough comparison.

As Tracy will get into in a moment, last year, our net sales for the second quarter and first half of fiscal 2023 were boosted by higher-than-typical sales order backlog and forward load, which we believe normalized this year. Yet, sequentially, we achieved top line improvement with OCC's net sales increasing 8.5% during the second quarter of fiscal year 2024, compared to net sales for the first quarter of fiscal year 2024. This growth reflects sequential increases in both OCC's enterprise and specialty markets during the second quarter of fiscal year 2024, when compared to the first quarter. We believe this improvement is better than what many of our competitors are experiencing.

OCC's gross profit also sequentially increased 8.8% during the second quarter of fiscal 2024, when compared to the first quarter of fiscal 2024.

Looking ahead, the team has created a competitive advantage. As market conditions improve, we believe our decision to maintain headcount will serve our company well and position us to outperform moving forward.

As we move forward, we continue to take steps to control what we can, operate efficiently, and optimally position OCC to meet rebounding demand.

We remain committed to capturing profitable growth opportunities, meeting and exceeding the needs of our valued customers and end users, and advancing our strategy to enhance shareholder value.

And with that, I'll turn the call over to Tracy, who will review in additional detail our second quarter of fiscal year 2024 financial results.

Tracy Smith Optical Cable Corporation - SVP & CFO

Thank you, Neil. Consolidated net sales for the second quarter of fiscal 2024 were $16.1 million, a decrease of 17.9% compared to net sales of $19.6 million for the same period last year. Consolidated net sales for the first half of fiscal 2024 were $31 million, a decrease of 18.3% compared to net sales of $37.9 million for the first half of fiscal 2023.

Sequentially, net sales increased 8.5% during the second quarter of fiscal year 2024, compared to net sales of $14.9 million for the first quarter of fiscal 2024. OCC experienced sequential increases in both its enterprise and specialty markets during the second quarter, compared to the first quarter of fiscal year 2024.

During the second quarter and first half of fiscal 2024, we experienced decreases in net sales in both our enterprise and specialty markets, including the wireless carrier market, compared to the same periods last year. We believe this is consistent with current weakness across our industry and in certain of our target markets.

Our net sales during the comparable periods of fiscal year 2023 positively benefited from a higher-than-typical sales order backlog and forward load of more than $12 million at the beginning of fiscal year 2023, while sales order backlog and forward load at the beginning of fiscal year 2024 had returned to more normal levels. At the end of the second quarter of fiscal year 2024, sales order backlog and forward load remained at a more typical level of approximately $5.6 million.

Transcript: OCC –Q2 2024 Earnings Conference Call – 6/10/24 11:00 AM EST	Exhibit 99.2

Additionally, net sales for the second quarter and first half of fiscal year 2024 were negatively impacted by various macroeconomic pressures, risks and uncertainties in our industry, which we believe is consistent with weakness being experienced in our industry generally. While certain of our markets continue to show signs of softness, including our enterprise and wireless carrier markets, we believe there are positive indicators in certain of our other markets. Overall, we expect our net sales to begin to grow compared to the first half of fiscal year 2024.

Turning to gross profit.

Our gross profit was $4 million in the second quarter of fiscal 2024, compared to gross profit of $6.8 million for the same period last year and gross profit of $3.7 million for the first quarter of fiscal 2024. Gross profit margin, or gross profit as a percentage of net sales, was 25.1% in the second quarter of fiscal 2024, compared to 34.6% in the second quarter of fiscal 2023 and compared to 25% for the first quarter of fiscal 2024.

Gross profit was $7.8 million in the first half of fiscal 2024, a decrease of 41.7% compared to $13.3 million in the first half of fiscal 2023. Gross profit margin was 25% in the first half of fiscal 2024, compared to 35.1% in the first half of fiscal 2023.

Sequentially, gross profit increased 8.8% during the second quarter of fiscal 2024, compared to $3.7 million for the first quarter of fiscal 2024.

Gross profit margin for the second quarter and first half of fiscal 2024 was negatively impacted by lower volumes as fixed charges were spread over lower sales, as well as reduced plant efficiency, as fewer sales and lower backlog impacted the flow of products through our manufacturing facilities⸺the impact of operating leverage. Additionally, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix.

SG&A expenses decreased to $5.3 million in the second quarter of fiscal year 2024 compared to $5.7 million for the same period last year. SG&A expenses as a percentage of net sales were 33% in the second quarter of fiscal 2024, compared to 28.9% in the second quarter of fiscal 2023, which reflects our operating leverage relative to net sales. By comparison, SG&A expenses as a percentage of net sales were 34.3% in the first quarter of fiscal 2024.

SG&A expenses decreased 6.3% to $10.4 million during the first half of fiscal year 2024 from $11.1 million for the first half of fiscal year 2023. SG&A expenses as a percentage of net sales were 33.6% in the first half of fiscal 2024, compared to 29.3% in the first half of fiscal 2023.

The decrease in SG&A expenses during the second quarter and first half of fiscal year 2024, compared to the same periods last year, was primarily the result of decreases in employee and contracted sales personnel-related costs. Included in employee and contracted sales personnel-related costs are employee incentives and commissions, which decreased due to decreased net sales and the financial results during the second quarter and first half of fiscal 2024.

OCC recorded a net loss of $1.6 million, or $0.21 per basic and diluted share, for the second quarter of fiscal 2024, compared to net income of $2.4 million, or $0.31 per basic and diluted share, for the second quarter of fiscal 2023.

OCC recorded a net loss of $3 million, or $0.39 per basic and diluted share, for the first half of fiscal year 2024, compared to net income of $3.2 million, or $0.41 per basic and diluted share, for the first half of fiscal year 2023.

And with that, I'll turn the call back over to Neil.

Transcript: OCC –Q2 2024 Earnings Conference Call – 6/10/24 11:00 AM EST	Exhibit 99.2

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Tracy. And now if any analysts or institutional investors have questions, we are happy to answer them. Angela, if you could please indicate the instructions for our participants to call in any questions they may have, I'd appreciate it. Again, we are only taking live questions from analysts and institutional investors.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) It appears we have no questions at this time. I will now turn the program back over to our presenters for any additional remarks.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Angela. Spencer, I know that we had some questions that were submitted by individual investors. If you could ask those questions and Tracy and I'll respond to those.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Absolutely. The first question. In your annual report and 10-K you refer to data centers as one of your markets. Could you comment a bit more on your attempts to penetrate this market and, if so, what niches, and can we look forward to more business from this burgeoning market in the future?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well, OCC does offer products that are used in the data center market⸺some products⸺and we do have some participation in that market. The data center market, as I'm sure folks understand, has a number of tiers from hyperscale data centers to smaller private data centers.

Some of the most recent news talking about the growth in data centers is focused on the hyperscale data centers, and OCC’s product offering does not specifically include products that are designed for that hyperscale data center market. It is a market that we're watching and look at periodically to see how we can benefit from it.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Neil. The next question. What is the status of the water damaged office building in Asheville?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy is going to take this one.

Transcript: OCC –Q2 2024 Earnings Conference Call – 6/10/24 11:00 AM EST	Exhibit 99.2

Tracy Smith Optical Cable Corporation - SVP & CFO

Sure. We're still evaluating our options with regard to the office building in Asheville. As indicated previously, this was an administrative building and the water damage didn't have an impact on our production processes. So, we feel we can spend some time analyzing the options and making a decision that best suits our business needs.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Tracy. The next question. Could you comment on the purchasing patterns in the carrier industry? Are your customers building large inventories they work through over time?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. I'll answer that. So OCC has seen a slowdown in sales in the wireless carrier market as we disclosed and as our shareholders are aware of. We believe this is consistent with what a number of other manufacturers have experienced. This is happening for a number of reasons.

I think one of those reasons is that we do believe there's been some excess inventory in the sales channels for the wireless carrier market, and that has resulted in lower sales for OCC in that market. We do still have capabilities to service that market and we do believe that the wireless carrier market will improve in the future.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Neil. The next question. In 2015 and 2016, oil rig count fell significantly due, in part, to the implementation of new technologies. Some of your competitors saw their sales to oil and gas customers fall more than 50% over that period. Did horizontal drilling/increased rig productivity impact demand for your product similarly back then?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

So OCC does offer certain products that are sold into the oil and gas markets. As you would expect, we have seen variation in sales into that market based on a number of factors, including oil and gas prices, which impact production volumes. Our product offerings are diverse and for that reason we benefit from that diversity, in helping to mitigate some of the volatility. I can't specifically comment on oil and gas in 2015 to 2016, but we do participate in that market with certain products and have benefitted from that market over many years.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Neil. The next question. Could you give us a rough understanding of how your sales split between end markets in 2023 or what sales growth was like in the specialty market and enterprise market?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Spencer. So OCC operates in many diverse markets, both geographically as well as by targeted market application. Geographically, each year, we sell into about 50 countries or so, and by targeted market, we have various different markets that are included in specialties and also different applications in the enterprise portion of the markets we speak to generally. The diversification is a strength for OCC, and it helps mute significant volatility that can occur in our markets.

Transcript: OCC –Q2 2024 Earnings Conference Call – 6/10/24 11:00 AM EST	Exhibit 99.2

I will say that generally, OCC's enterprise markets and specialty markets, excluding the wireless carrier market, each comprise about half of OCC sales. That varies by quarter, and it varies year-to-year.

For competitive reasons, we don't talk about or disclose specific details on individual markets, but hopefully, that provides the information that's being asked.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Neil. And now the final question. In the fourth quarter of 2023, your gross margin came in lower than margins previously achieved at similar sales levels during other past quarters. Can you please comment on what impacted gross margin in the fourth quarter of 2023?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy is going to address that question.

Tracy Smith Optical Cable Corporation - SVP & CFO

Okay. In the fourth quarter of 2023, our gross profit margins were impacted by lower sales volumes and product mix. Comparing older periods can be difficult for many reasons, including changes that occur in cost structure over time, and the impact that product mix has on our gross profit margin from quarter to quarter. So, if you're looking at prior years’ quarters, particularly significantly older quarters.

When we have something that is more unusual that we can point to, such as the production process issues that we had in the past, we definitely try to highlight those as well, but at the end of the day, operating leverage and product mix are primary drivers for fluctuations in our gross profit margin from quarter to quarter.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

And Spencer, you said that was the last question. We don't have any more?

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Yes, Neil, that was the last question.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Okay. That being the case, I would like to thank everyone for listening to our second quarter of fiscal year 2024 conference call today. As always, we appreciate your time and your investment in Optical Cable Corporation. Thank you very much.

Operator

This does conclude today's program. Thank you for your participation. You may disconnect at any time.